UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 1, 2004


                              PATHMARK STORES, INC.
             (Exact name of Registrant as specified in its charter)

   Delaware                          1-5287                       22-2879612
(State or other                   (Commission                  (I.R.S. Employer
jurisdiction of                   File Number)               Identification No.)
incorporation)


200 Milik Street, Carteret, New Jersey               07008
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:  (732) 499-3000


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.

         The information set forth under Item 2.03 "Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant" is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         On October 1, 2004, Pathmark Stores, Inc. (the "Company") entered into a five-year, secured $250,000,000 Amended and Restated Credit Agreement (the "Credit Agreement") with Fleet Retail Group, Inc. as Administrative Agent and as Collateral Agent, GMAC Commercial Finance LLC and General Electric Capital Corporation, as co-Documentation Agents, The CIT Group/Business Credit, Inc., as Syndication Agent, and other lenders. The Credit Agreement amends and restates the Company's $600 million credit agreement dated September 19, 2000. The Credit Agreement consists of a term loan facility of $70 million and a revolving credit facility of up to $180 million (the "Revolving Facility"), each of which matures on October 1, 2009. The Company may make borrowings under the Credit Agreement from time to time, subject to certain conditions, including the accuracy of various representations and warranties and the absence of defaults. As of October 1, 2004, the Company had approximately $40.8 million of borrowings outstanding under the Revolving Facility, not including $60.2 million of outstanding letters of credit. Certain subsidiaries of the Company have guaranteed the obligations of the Company under the Credit Agreement and the Credit Agreement is secured by a perfected first priority security interest in substantially all of the Company's tangible and intangible assets including intellectual property, real property (including leasehold interests) and the capital stock of certain of the Company's direct and indirect subsidiaries.

         Interest on borrowings under the Credit Agreement is payable, at the Company's election at the time of a borrowing, at a rate based on either (i) the London InterBank Offered Rate plus a premium that can range from 150 basis points to 225 basis points depending on the average remaining availability under the Credit Agreement, or (ii) the greater of the prime rate or federal funds rate plus a premium of 50 basis points. The Company will also pay a quarterly commitment fee of 0.375% of the unused portion of the Revolving Facility. In addition, the Company will pay fees for each letter of credit issued under the Revolving Facility.

         The Credit Agreement contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to incur certain types of indebtedness or liens, enter into new lines of business, engage in certain mergers, consolidations, asset sales, sale/leaseback transactions, capital expenditures, hedging transactions and transactions with affiliates, and make certain payments, investments, loans, advances and guarantees, subject in some cases to certain thresholds, as defined in the Credit Agreement. The Credit Agreement also requires that the Company maintain at least $150 million in inventory and a consolidated EBITDA (as defined in the Credit Agreement) of at least $135 million. The Company is required to the use the net proceeds from certain transactions, including certain asset sales, issuances of equity securities and incurrences of indebtedness, to prepay amounts due under the Revolving Facility.

         The Credit Agreement contains various events of default, including failure to pay principal and interest when due, breach of covenants, bankruptcy or insolvency, default in payment of principal of or interest on any other indebtedness in excess of $10 million when due, the occurrence of specified ERISA events, entry of enforceable judgments against the Company in excess of $10 million not stayed, the assertion against the Company of certain environmental liabilities in excess of $10 million and the occurrence of a change of control, as defined in the Credit Agreement. If an event of default occurs, all commitments under the Credit Agreement may be terminated and all of the Company's obligations under the Credit Agreement could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable. In the case of bankruptcy or insolvency, acceleration of the Company's obligations under the Credit Agreement is automatic.

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         This summary is qualified in its entirety by reference to the text of the Credit Agreement, which is incorporated herein by reference and is included as Exhibit 99.1 to this Current Report.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

     99.1 Amended and Restated Credit Agreement dated as of October 1, 2004, among Pathmark Stores, Inc., the Lenders party thereto, Fleet Retail Group, Inc. as Administrative Agent and as Collateral Agent, GMAC Commercial Finance LLC and General Electric Capital Corporation, as co-Documentation Agents, and The CIT Group/Business Credit, Inc., as Syndication Agent.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           PATHMARK STORES, INC.


Date: October 5, 2004                      By:   /s/ Marc A. Strassler
                                                 -------------------------------
                                                 Name:  Marc A. Strassler
                                                 Title: Senior Vice President
                                                        and General Counsel